Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 31, 2026, by and between VSee Health, Inc., a Delaware corporation (“VSee Health”) and Milton Chen, an individual (“Chen” and, together with VSee Health, the “Parties” and, each individually, a “Party”).

RECITALS

WHEREAS, VSee Health owns one hundred percent (100%) of the equity securities (the “Company Stock”) of VSee Lab, Inc., a Delaware corporation (the “Company”), which was founded by Chen in 2008 and acquired by VSee Health in 2022;

WHEREAS, the Parties acknowledge that Chen is a founder of the Company and is entering into this Agreement in connection with a negotiated separation and restructuring of ownership and management of the Company;

WHEREAS, Chen (a) owns 2,870,069 shares of common stock of VSee Health, par value $0.0001 per share (the “Chen VSee Stock”) and (b) is the (i) co-chief executive officer and chairman of the board of VSee Health and (ii) chief executive officer of the Company;

WHEREAS, VSee Health desires to sell, and Chen desires to purchase, all of the Company Stock, upon the terms and subject to the conditions herein provided; and

WHEREAS, the Parties intend that, effective as of the Closing, the Company shall operate as an independent standalone business, separate and apart from VSee Health and its affiliates, with all necessary assets, rights, systems, and personnel to conduct its business on a going-forward basis;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Transaction. Subject to the terms and conditions set forth in this Agreement, Chen hereby agrees to purchase from VSee Health, and VSee Health hereby agrees to sell, convey, assign, transfer and deliver to Chen, on the Closing Date (as defined below), all of VSee Health’s right, title and interest in and to the Company Stock, free and clear of all liens and encumbrances (other than restrictions imposed by applicable securities laws). For the avoidance of doubt, following the Closing, Chen shall be solely responsible for causing the Company to satisfy any and all indebtedness and other liabilities of the Company that are not paid as of the Closing and VSee Health shall have no obligation with respect thereto. Notwithstanding anything herein to the contrary, VSee Health shall retain, pay, perform and discharge, and shall remain solely responsible for, any and all liabilities, obligations or commitments of the Company or relating to the ownership or operation of the Company arising out of, relating to or attributable to any period, event, circumstance or condition occurring on or prior to the Closing Date, including any liabilities relating to taxes for any Pre-Closing Tax Period (defined below), other than sales and use taxes accrued at the Company level, which shall remain an obligation of the Company, regardless of the time period such liabilities were incurred, and except to the extent expressly assumed by Chen pursuant to this Agreement.

1.2 Consideration. In consideration for the Company Stock and the mutual release set forth in Section 4.2, at Closing, Chen shall transfer to VSee Health one hundred percent (100%) of the Chen VSee Stock.

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of documents on the date hereof (the “Closing Date”). The Closing will be deemed effective as of 11:59 P.M. (Eastern Time) on the Closing Date.

1.4 Intercompany Accounts. Effective as of the Closing, all intercompany accounts, loans, advances, payables, receivables, obligations or balances between VSee Health or any of its affiliates, on the one hand, and the Company, on the other hand, shall be deemed satisfied, cancelled and discharged in full, and neither VSee Health nor any of its affiliates shall have any further claim with respect thereto following the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF VSEE HEALTH

VSee Health represents and warrants to Chen as follows:

2.1 Due Organization; Good Standing. VSee Health is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and VSee Health has the corporate power and authority to carry on its business as now conducted, to own and operate the properties and assets which comprise VSee Health (including the Company Stock) now owned and operated by it and to enter into and perform this Agreement.

2.2 Corporate Authorization; Binding Effect.

(a) VSee Health has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by VSee Health, and the transfers, conveyances, assignments, deliveries and other agreements to be executed by VSee Health pursuant hereto or in connection herewith, have been duly authorized by all necessary corporate action.

(b) This Agreement is a valid and legally binding obligation of VSee Health, enforceable against VSee Health in accordance with its terms, and each agreement, document and instrument contemplated by this Agreement, when executed and delivered by VSee Health in accordance with the provisions of this Agreement, will be valid and legally binding obligations of VSee Health, enforceable in accordance with their respective terms.

2.3 Governmental Approvals; Non-Contravention.

(a) No consent, approval, filing or notice with any governmental entity or other person is required for VSee Health to execute, deliver or perform this Agreement.

(b) VSee Health’s execution, delivery and performance of this Agreement and consummation of the transactions described herein, shall not (i) violate any applicable law or order, (ii) breach or default under any contract binding upon VSee Health or the Company Stock, (iii) create any lien on the Company Stock or Company’s assets, or (iv) result in any “stop transfer” instructions affecting the Company Stock.

2.4 Ownership of Company Stock. VSee Health owns, beneficially and of record and has good and valid title to the Company Stock, free and clear of all liens and encumbrances (other than restrictions imposed by applicable securities laws). At the Closing, VSee Health will convey to Chen all of VSee Health’s right, title and interest in and to the Company Stock, free and clear of all liens (other than liens imposed by applicable securities laws). Except in connection with this Agreement, VSee Health has not sold, or granted any options or rights to purchase, and VSee Health has not entered into any contract or other agreement obligating VSee Health to sell or grant options or rights to purchase, any of such Company Stock, except to Chen.

2.5 Solvency. VSee Health is not entering into this Agreement with the intent to hinder, delay or defraud any creditor, and the consummation of the transactions contemplated hereby will not render VSee Health insolvent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CHEN

Chen hereby represents and warrants to VSee Health as follows:

3.1 Capacity and Authorization of Chen. Chen is a natural person with the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder.

3.2 Authorization; Binding Effect. This Agreement is a valid and legally binding obligation of Chen, enforceable against him in accordance with its terms, and the other agreements, documents and instruments contemplated by this Agreement, when executed and delivered by Chen in accordance with the provisions of this Agreement, will be duly authorized, executed and delivered by Chen and will be valid and legally binding obligations of Chen, enforceable in accordance with their respective terms.

3.3 Knowledgeable Party. Chen is fully familiar with the business, financial condition and prospects of the Company, and realizes that the acquisition of the Company Stock is a speculative investment involving a high degree of risk for which there is no assurance of any return.  Chen acknowledges that the value of the Company Stock may significantly appreciate or depreciate over time.  Chen has had the opportunity to discuss the Company’s business and financial affairs, and all documents affecting the Company generally, with the members of VSee Health’s management. Except for the representations and warranties expressly set forth in this Agreement, Chen acknowledges that he has not relied upon any representation or warranty of VSee Health or any of its representatives regarding the Company or the value of the Company Stock. Chen understands that VSee Health will rely on the accuracy and truth of the foregoing representations, and Chen hereby consents to such reliance.

3.4 Governmental Approvals; Non-Contravention.

(a) No consent, approval, filing or notice with any governmental entity is required for Chen to execute, deliver or perform this Agreement.

(b) Chen’s execution, delivery and performance of this Agreement and consummation of the transactions described herein, will not violate any applicable law or order.

3.5 Ownership of Chen VSee Stock. Chen owns, beneficially and of record and has good and valid title to the Chen VSee Stock, free and clear of all liens (other than liens imposed by applicable securities laws). At Closing, Chen will convey to VSee Health all of Chen’s right, title and interest in and to the Chen VSee Stock, free and clear of all liens (other than liens imposed by applicable securities laws). Except in connection with this Agreement, Chen has not sold, or granted any options or rights to purchase, and Chen has not entered into any contract or other agreement obligating Chen to sell or grant options or rights to purchase, any of such Chen VSee Stock, except to VSee Health.

3.6 Securities Law Matters. Chen represents that he is aware of his obligations under applicable securities laws in connection with the transfer of the Chen VSee Stock and has not entered into this Agreement on the basis of material non-public information in violation of applicable securities laws.

ARTICLE IV
INDEMNIFICATION, RELEASE AND OTHER AGREEMENTS

4.1 Indemnification.

(a) VSee Health hereby agrees to defend, indemnify and hold Chen harmless from and against any and all liabilities, losses, damages, costs, judgments or expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses) (collectively, “Losses”) incurred by Chen (i) arising out of or in connection with the breach of any warranty or the inaccuracy of any representation by VSee Health contained in this Agreement and (ii) arising out of or in connection with any failure by VSee Health to perform any of the covenants, agreements or obligations under this Agreement or any other agreement or instrument executed and delivered by or on behalf of VSee Health pursuant hereto or in connection herewith and (iii) which consist of or relate to the operation of the Company or VSee Health prior to the Closing Date.

(b) Chen hereby agrees to defend, indemnify and hold VSee Health and its officers, directors, shareholders and affiliates (collectively, the “VSee Health Indemnified Parties”) harmless, from and against any and all Losses incurred by any VSee Health Indemnified Party (i) arising out of or in connection with the breach of any warranty or the inaccuracy of any representation by Chen contained in this Agreement and (ii) arising out of or in connection with any failure by Chen to perform any of its covenants, agreements or obligations under this Agreement or any other agreement or instrument executed and delivered by or on behalf of Chen pursuant hereto or in connection herewith and (iii) which consist of or relate to the operation of the Company after the Closing Date.

(c) Claims and Litigation. In the event that any person or entity not a party to this Agreement shall make any demand or claim, or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Loss to either Chen on the one hand, or a VSee Health Indemnified Party on the other (each hereinafter an “Indemnified Party”) for which such Indemnified Party may seek indemnity from the other Party hereunder (the “Indemnifying Party”), then, the Indemnified Party shall give prompt written notice to such Indemnifying Party of such demand, claim or lawsuit, and such Indemnifying Party shall have the option at its cost and expense, to join in the defense of any such demand, claim or lawsuit, and no such claim shall be settled or compromised without the consent (which shall not be unreasonably withheld, conditioned or delayed) of such Indemnifying Party, unless such Indemnifying Party shall fail to respond within ten (10) days after receipt of such notice of any such demand, claim or lawsuit, or shall notify the Indemnified Party that it does not intend to defend such demand, claim or lawsuit. The Indemnifying Party, in the defense of any such demand, claim or lawsuit, shall not, except with the consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party or a release from all liability in respect to such claim or litigation. Nothing contained in this Section 4.1(c) shall prevent any Indemnified Party from taking such action as may be necessary prior to the end of the ten (10) day period provided for above to prevent a default judgment from being entered.

(d) Attorneys’ Fees, Interest, Penalties, Costs and Expenses. Each of the Indemnified Parties’ right of indemnity hereunder shall extend to all interest, penalties, costs and expenses, including reasonable attorneys’ fees, incident to any of the matters covered by Section 4.1(a) and 4.1(b) hereof.

(e) Survival; Limitations.

A. The representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 2.1, 2.2, 2.4, 3.1, 3.2 and 3.5 (collectively, the “Fundamental Representations”) shall survive indefinitely.

B. No Party shall be liable for indemnification under this Agreement unless the aggregate amount of Losses exceeds $25,000, in which case the Indemnifying Party shall be liable only for Losses in excess of such amount.

C. Except in the case of fraud or intentional misconduct, the aggregate liability of Chen under this Agreement shall not exceed the value of the Chen VSee Stock transferred pursuant hereto. For purposes of this Agreement, “fraud” means actual and intentional common law fraud and shall not include constructive fraud, equitable fraud or negligent misrepresentation.

D. In no event shall either Party be liable for punitive, consequential or special damages except to the extent payable to a third party.

(f) Pre-Closing Taxes. VSee Health shall indemnify and hold harmless Chen and the Company from and against any and all taxes attributable to any taxable period ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes, but does not end, on the Closing Date, other than sales and use taxes accrued at the Company level, which shall remain an obligation of the Company, regardless of the time period such liabilities were incurred (the “Pre-Closing Tax Period”), together with any interest, penalties or additions thereto. VSee Health shall control any audit, contest or proceeding relating to such taxes; provided, that, Chen or the Company shall have the right to participate therein at their own expense.

4.2 Mutual Release.

(a) Effective of the Closing, each of (i) Chen, on behalf of himself, his affiliates and their respective members, officers, managers, directors, employees, successors and assigns (collectively, the “Chen Releasors”), and (ii) VSee Health, on behalf of itself, its affiliates, officers, managers, directors, employees, agents, representatives, successors and assigns (collectively, the “VSee Releasors” and, together with the Chen Releasors, the “Releasors”), hereby mutually releases, waives, and forever discharges the other Party and each of their respective present and former members, shareholders, partners, parents, subsidiaries, affiliates, officers, managers, directors, employees, agents, representatives, successors and assigns (collectively, the “Releasee(s)”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, breaches, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, suspected or unsuspected, in law or equity (collectively, the “Claims”), which any Releasor ever had, now has, or hereafter can, shall, or may have against any Releasee for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time arising from any event that occurred prior to the Closing. Notwithstanding anything herein to the contrary, nothing in this Section 4.2(a) shall release, waive, discharge or otherwise affect (i) the rights or obligations of any Party under this Agreement or any other written agreement entered into in connection herewith, (ii) any rights to indemnification, advancement of expenses or insurance coverage, whether arising under contract, organizational documents, applicable law or otherwise, or (iii) any claims arising from fraud or intentional misconduct.

(b) Each of Chen, on behalf of himself and the other Chen Releasors, and Vsee Health, on behalf of itself and the other VSee Releasors, intends to, and does hereby, fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of any additional or different facts.

(c) Each Releasee shall be a third-party beneficiary of this Section 4.2.

4.3 Termination of Employment Agreement; Resignations. By executing this Agreement:

(a) the Parties agree that Chen’s employment with VSee Health is terminated, effective as of the Closing Date; and

(b) Chen hereby resigns, and VSee Health hereby accepts Chen’s resignation, (i) as chairman of the board of directors of VSee Health, (ii) as co-chief executive officer of VSee Health and (iii) from any and all other positions Chen holds with VSee Health and its subsidiaries (other than the Company), including, without limitation, any positions as an officer or an authorized person, in each case effective as of the Closing Date.

4.4 Confidentiality. Each Party acknowledges that it may be in possession of confidential and other proprietary information concerning VSee Health and the Company (collectively, “Confidential Information”). Upon the Closing and continuing thereafter, the Parties shall, and shall cause their affiliates, advisors and representatives to treat confidentially and not disclose all or any portion of such Confidential Information. Each Party and their respective affiliates and representatives may disclose Confidential Information only for purposes of (a) compliance with any agreement between such Party or any of its affiliates or representatives; (b) compliance with any request by the other Party or its affiliates; (c) compliance with any applicable law or order, or (d) in connection with a dispute or any tax proceeding regarding the amount of any tax imposed on a such Party, as applicable, or the preparation of any tax return related to any such tax; provided, that, with respect to any request for disclosure made pursuant to clauses (c) and (d) above, such disclosing Party shall, if legally permitted to do so, provide the other Party with prompt written notice of such request so that the non-disclosing Party may seek an appropriate protective order or other appropriate remedy at such non-disclosing Party’s sole cost and expense. At any time that such protective order or remedy has not been obtained, the disclosing Party (or its affiliates and representatives) may disclose only that portion of the Confidential Information which such disclosing Party is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and each disclosing Party shall exercise its or his commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

4.5 Insurance Coverage. Nothing in this Agreement shall limit, impair, waive or otherwise adversely affect any rights of Chen to indemnification, advancement of expenses or coverage under any existing directors’ and officers’ liability insurance policy maintained by VSee Health with respect to any act, omission, event or circumstance occurring during Chen’s service as an officer or director of VSee Health or the Company.

4.6 Books and Records. At the Closing, VSee Health shall deliver or make available to Chen all books and records of the Company in its possession or control, including corporate records, financial statements, tax records, personnel records, customer and vendor information, contracts and other business records reasonably necessary for the continued operation of the Company. Following the Closing, each Party shall provide the other reasonable access to such books and records as may be reasonably requested in connection with tax matters, litigation or compliance with applicable law.

4.7 Transition Assistance. For a period of 180 days following Closing (i) VSee Health shall reasonably cooperate with Chen in transitioning the Company, including making available relevant records, systems access, and assistance reasonably requested by Chen to ensure continuity of operations and (ii) the Company and Chen shall reasonably cooperate with VSee Health by providing any relevant records, systems access, and assistance reasonably requested by VSee Health in connection with the preparation of financial statements up to and including the Closing Date.

4.8 Transition Services. To the extent the Company requires any services from VSee Health or its affiliates following the Closing, such services shall be provided only pursuant to a mutually agreed transition services agreement (the “TSA”) with defined scope, duration, and compensation. Except as expressly set forth in the TSA, neither Party shall have any obligation to provide ongoing services to the other.

4.9 Systems and Data Separation. Prior to or as of the Closing, VSee Health shall cause all information technology systems, cloud environments, domain names, databases, and third-party service accounts used by the Company (to the extent such are registered to VSee Health) to be separated from VSee Health’s systems and transferred or re-registered in the name of the Company, or otherwise made independently accessible by the Company without reliance on VSee Health systems.

4.10 Business Continuity. Following the Closing, VSee Health shall not take any action intended to interfere with, disrupt or redirect the Company’s relationships with its customers, vendors, or employees, and shall reasonably cooperate to maintain continuity of such relationships, and neither the Company nor Chen shall take any action intended to interfere with, disrupt or redirect the VSee Health’s relationships with its customers, vendors, or employees, and shall reasonably cooperate to maintain continuity of such relationships.

4.11 No Implied Licenses. Except as expressly set forth herein, nothing in this Agreement shall be deemed to grant either Party any license or other rights in or to any intellectual property of the other Party.

4.12 No Continuing Control; Clean Break. From and after the Closing, VSee Health shall have no right to direct or control the operations, management, or business decisions of the Company, and the Company shall operate as an independent entity. Except as expressly set forth in this Agreement or any ancillary agreement, the Parties acknowledge and agree that the transactions contemplated hereby are intended to constitute a full and complete separation of the Company from VSee Health, and neither Party shall have any continuing obligation to the other following the Closing.

4.13 Public Announcements. Neither Party shall issue any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by applicable law, stock exchange requirements or SEC rules. To the extent disclosure is required, the disclosing Party shall, to the extent legally permissible, provide the other Party with a reasonable opportunity to review and comment on such disclosure prior to publication.

4.14 Filings and Registrations. Following the Closing, each Party shall be responsible for its own regulatory filings, registrations and compliance obligations, and shall cooperate as reasonably necessary to effectuate the separation of the Company from VSee Health for all regulatory and tax purposes.

ARTICLE V
DELIVERABLES

5.1 At Closing:

(a) Chen shall have delivered or caused to be delivered to VSee Health’s transfer agent the stock certificates evidencing ownership of the Chen VSee Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(b) VSee Health shall have delivered or caused to be delivered to Chen stock certificates evidencing the Company Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(c) If any of the shares of the Chen VSee Stock or the Company Stock are uncertificated or otherwise not represented by physical stock certificates, then at Closing, such shares shall be transferred by appropriate book-entry notation on the books and records of the relevant Party (or its respective transfer agent, as applicable), and promptly following such transfer the transferring Party shall deliver, or cause to be delivered, to the other Party a written statement or other customary evidence reflecting the transfer of ownership of such shares.

(d) VSee Health shall deliver all passwords, access credentials, administrator rights, source code repositories, domain registrations and other access rights necessary for the operation of the Company.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Understanding; Amendment. This Agreement and the other agreements and instruments referenced herein and delivered in connection herewith, represent the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, understandings and agreements, written or oral, among the Parties hereto with respect to the subject matter hereof, all of which prior agreements are hereby rendered null and void. This Agreement may not be amended or modified except by a writing executed by each of the Parties.

6.2 Non-Disparagement. The Parties agree that they shall not knowingly make any false, misleading or disparaging statements regarding the other Party or any of their respective affiliates, officers, directors, employees or agents. Nothing herein shall prohibit truthful testimony or disclosures required by applicable law. The Parties acknowledge that a breach of this Section 6.2 may result in irreparable harm for which monetary damages may be inadequate and that injunctive relief may therefore be available.

6.3 Independent Relationship. Following the Closing, nothing in this Agreement shall be construed to create any partnership, joint venture, agency or fiduciary relationship between the Parties.

6.4 Further Assurances. Chen and VSee Health each agree that they shall, at any time and from time to time after the Closing Date, upon request of the other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably necessary to further effectuate the terms of this Agreement.

6.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

6.6 Assignment. Neither Party hereto may assign this Agreement without the prior written consent of the other Party.

6.7 Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original and together they shall constitute one agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.8 Section Headings; Exhibits; Schedules. Section headings contained in this Agreement are for convenience or reference only and shall not be deemed a part of this Agreement.

6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

6.10 No Setoff. Neither Party shall have any right of setoff, counterclaim or deduction against any obligations hereunder except as expressly set forth in this Agreement or agreed in writing by the other Party.

6.11 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved by confidential arbitration administered by JAMS in Wilmington, Delaware pursuant to its Comprehensive Arbitration Rules. The arbitrator shall have authority to award equitable relief, including injunctive relief. Each Party shall bear its own attorneys’ fees and costs, except as otherwise awarded by the arbitrator. The Parties may seek temporary or preliminary injunctive relief from a court of competent jurisdiction pending appointment of the arbitrator.

6.12 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO TRIAL BY A JURY WITH REGARD TO ANY CLAIM OR DISPUTE. To the extent that this provision is ruled to be unenforceable for any reason, the Parties agree that a court of competent jurisdiction be allowed to blue-pencil this provision so that it comports with said court’s concerns while still giving effect to the Parties’ intent to arbitrate any disputes arising between them.

6.13 No Waiver. No failure of either Party to exercise any right hereunder or to insist upon strict compliance by the other with any obligation or provision hereunder, and no custom or practice of the Parties at variance with the terms hereunder shall constitute a waiver of the right to demand exact compliance with the terms hereof. Waiver by a non-defaulting Party of any right arising from a default of the other Party shall not affect or impair the rights of the non-defaulting Party with respect to any subsequent default by the other Party of the same or of a different nature.

6.14 Attorneys’ Fees. If any action at law or in equity permitted under this Agreement, including actions to compel arbitration or enforce an arbitration award, is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to such other relief to which such Party may be entitled.

6.15 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given to the Parties at their respective addresses set forth on the signature page hereto and shall be sent by (a) hand delivery, (b) a recognized overnight delivery service or (c) e-mail. Notices sent by hand delivery shall be deemed received when delivered; notices sent by overnight delivery service shall be deemed received on the next business day and notices sent by electronic mail when sent if sent during normal business hours of the recipient and confirmed, and if not so confirmed, then on the next business day.

6.16 Expenses. VSee Health and Chen shall each pay its respective expenses, fees and costs incident to the preparation and execution of this Agreement and, except as otherwise expressly provided for herein, each Party shall bear its respective expenses or fees involved in the preparation and delivery of all documents required to be delivered by or on behalf of such Party hereunder, whether or not the transactions contemplated hereunder are consummated.

6.17 Severability. The invalidity or unenforceability of any provision hereof shall in no way effect the validity or enforceability of any other provision.

6.18 Specific Performance. The Parties acknowledge that irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms. Accordingly, each Party shall be entitled to seek injunctive relief and specific performance to enforce the terms of this Agreement, in addition to any other remedies available at law or in equity.

6.19 Interpretation. No provision of this Agreement or any agreement ancillary hereto shall be interpreted or construed against any Party because that Party or his or its legal representative drafted such provision. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender, as the case may be.

[The Remainder of This Page is Intentionally Blank; Signature Page(s) Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

VSEE HEALTH, INC.

By:	/s/ Imoigele Aisiku
Name:	Imoigele Aisiku
Title:	Chief Executive Officer

Address for Notice:

980 N. Federal Hwy, Suite 304
Boca Raton, Florida 33432

With a copy (which shall not constitute notice) to:

Pryor Cashman LLP
c/o M. Ali Panjwani
7 Times Square
New York, New York 10036
E-mail: ali.panjwani@pryorcashman.com

CHEN

/s/ Milton Chen
Milton Chen

Address for Notice:

6102 Rainbow Dr.
San Jose, California 95129

With a copy (which shall not constitute notice) to:

Castor Easton LLP
c/o Tyler B. Wilson, Esq.
47 South Pennsylvania Street, Suite 700
Indianapolis, Indiana 46204
E-mail: twilson@castoreaston.com